                                                                     Exhibit 2.1


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                            ASSET PURCHASE AGREEMENT


                                  by and among


                               TODAY'S MAN, INC.,


                               FELD & FELD, INC.,


                                  BENMOL, INC.,


                                    D&L INC.,


                                       and


                        CHRISTOPHER'S MEN'S STORES, INC.






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                                 March 20, 2003




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                                TABLE OF CONTENTS
                                                                     Page No.


1.       Definitions.........................................................1



2.       Basic Transaction..................................................10

         (a)      Purchase and Sale of Assets...............................10

         (b)      Assumption of Liabilities.................................10

         (c)      Purchase Price............................................10

         (d)      Contract Assumption and Assignment........................11

         (e)      Closing...................................................12

         (f)      Deliveries at the Closing.................................12

         (g)      Allocation................................................13

         (h)      Adjustments to the Purchase Price.........................13



3.       Representations and Warranties of the Sellers......................13

         (a)      Organization of the Sellers...............................14

         (b)      Authorization of Transaction..............................14

         (c)      Noncontravention..........................................14

         (d)      Brokers' Fees.............................................14

         (e)      Title to and Possession of Acquired Assets................14

         (f)      Financial Statements......................................15

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         (g)      Real Estate...............................................15

         (h)      Intellectual Property.....................................15

         (i)      Tangible Assets...........................................17

         (j)      Inventories...............................................17

         (k)      Contracts.................................................17

         (l)      Insurance.................................................18

         (m)      Employees and Labor Matters...............................19

         (n)      Warranties Survive Closing................................19



4.       Representations and Warranties of the Buyer........................19

         (a)      Organization of the Buyer.................................20

         (b)      Authorization of Transaction..............................20

         (c)      Noncontravention..........................................20

         (d)      Brokers' Fees.............................................20

         (e)      Warranties Survive Closing................................20



5.       Covenants..........................................................20

         (a)      General; Bankruptcy Court Filings.........................20

         (b)      Approvals, Consents and Notice............................21

         (c)      Operation of the Business.................................21

         (d)      Full Access...............................................22

         (e)      Notice of Developments....................................22

         (f)      Competing Proposals and Overbids..........................23

         (g)      Payment of Expense Reimbursement Fee......................23

         (h)      Equity Capital............................................24

         (i)      Senior Debt Financing.....................................24

         (j)      Sub-Debt Financing........................................24

         (k)      Employee Matters..........................................25

         (l)      Tax, Financial and Accounting Matters.....................25

         (m)      Wind Down of the Bankruptcy Estate........................25



6.       Conditions to Obligation to Close..................................26

         (a)      Conditions to Obligations of the Buyer....................26

         (b)      Conditions to Obligation of the Sellers...................27



7.       Termination........................................................27

         (a)      Termination of Agreement..................................27

         (b)      Effect of Termination.....................................28



8.       Resolution of Disputes, Binding Arbitration........................29



9.       Miscellaneous......................................................30

         (a)      Press Releases and Public Announcements...................30

         (b)      No Third-Party Beneficiaries..............................30

         (c)      Entire Agreement..........................................30

         (d)      Succession and Assignment.................................30

         (e)      Counterparts..............................................30

         (f)      Headings..................................................30

         (g)      Notices...................................................30

         (h)      Governing Law.............................................31

         (i)      Amendments and Waivers....................................31

         (j)       Severability.............................................31

         (k)      Construction..............................................32

         (l)      Incorporation of Exhibits and Schedules...................32

         (m)      Specific Performance......................................32

         (n)      Force Majeure.............................................32


Exhibit A - Agency and License Agreement
Exhibit B - Allocation Schedule
Disclosure Schedule - Exceptions to Representations and Warranties

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this 20th day of March, 2003, by and among Christopher's Men's Stores, Inc., a New York corporation (the "Parent"), Today's Man, Inc., a Pennsylvania corporation ("TMI"), Feld & Feld, Inc., a Delaware corporation ("FFI"), Benmol, Inc., a Delaware corporation ("BI"), and D&L Inc., a Delaware corporation ("DLI"). TMI, FFI, BI and DLI are hereinafter referred to individually as, a "Seller" or "Debtor" and collectively, as the "Sellers" or "Debtors". The Buyer (defined below), the Parent and the Sellers are sometimes referred to herein individually, as a "Party" and collectively, as the "Parties."


                                   WITNESSETH:

         WHEREAS, Sellers are debtors in cases pending under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq., as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), which cases have been ordered to be jointly administered under the main Case No. 03-16677-GMB (the "Chapter 11 Case"); and

         WHEREAS, this Agreement contemplates a transaction in which the Parent or a wholly owned subsidiary of Parent (collectively, with the Parent, the "Buyer") will purchase, in exchange for cash, all of the Acquired Assets all upon the terms and subject to the conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

1. Definitions. In addition to other terms defined herein, as used in this Agreement the following terms shall have the meanings set forth below. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

         1.1 "Acquired Assets" means the following tangible and intangible assets and properties, real, personal and mixed (other than the Excluded Assets), wherever located, which are owned, leased or otherwise used by any of the Sellers or any Affiliate of the Sellers as of the Closing Date and which are used, in whole or in part, in the operations of the Business:

                  (a) real property leases and subleases used in the operation of the Business as specified by the Buyer in ss.1.1(a) of the Disclosure Schedule as an Assigned Contract and concerning which Buyer has not notified Sellers, at any time up until the time of the Sale Hearing, to withdraw the request to assume and assign the lease to the Buyer (collectively, the "Real Estate Leases");

                  (b) all tangible personal property, including machinery, equipment, supplies, manufactured and purchased parts, furniture, fixtures, furnishings, automobiles, trucks, tractors, trailers, tools, tooling, leasehold improvements, computer hardware and software, servers, modems, data processing equipment, office equipment, shelving, racks, displays, counters, equipment, cash registers and other items of similar character relating to the Business, including, without limitation, as listed on ss.1.1(b) to the Disclosure Schedule (collectively, the "Machinery and Equipment");

                  (c) all inventories of the Business owned or possessed by the Sellers, including, without limitation, work-in-process and finished goods and packaging materials as of the Closing Date (collectively, the "Inventories");

                  (d) all Intellectual Property associated with the Business, including, without limitation, all Intellectual Property listed on ss.3(h) to the Disclosure Schedule, all licenses and sublicenses granted and obtained with respect thereto, and rights thereunder (including, without limitation, all rights of assignment), remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, and all other trade names or trademarks used in connection with the operations of the Business;

                  (e) leases and subleases to Machinery and Equipment and other personal property, and rights thereunder relating to the Business at or in connection with the premises subject to the Real Estate Leases, as specified by the Buyer in ss.1.1(e) to the Disclosure Schedule as an Assigned Contract and concerning which Buyer has not notified Sellers, at any time up until the time of the Sale Hearing, to withdraw the request to assume and assign the lease to the Buyer (the "Leases");

                  (f) all contracts and agreements set forth and described in ss.1.1(f) of the Disclosure Schedule;

                  (g) all security deposits relating to the Real Estate Leases and customer deposit escrow accounts, including all Cash in respect thereof (collectively, the "Deposits"), including, without limitation, those Deposits listed in ss.1.1(g) of the Disclosure Schedule;

                  (h) all credits, rights to receive refunds and/or Inventories, parts, components or supplies in respect of all cash prepayments, advances or deposits paid to vendors or suppliers of the Sellers in respect of the Business for specific items of Inventories, supplies or services ordered for future delivery (collectively, the "Inventory Advances"), all of which Inventory Advances, including the specific vendor or supplier, and the specific items of Inventories, supplies or services still on order or which have been received, are set forth in ss.1.1(h) of the Disclosure Schedule;

                  (i) all supplies, packaging materials, marketing and sales literature, advertising materials (including without limitation photos, previously-used television, radio, print, and other ads, and all creative work supporting the Sellers' web site, whether in the possession of the Sellers or their advertising agencies), catalogues, consumable materials and other items of similar character used in the operation of the Business (collectively, "Supplies and Marketing Materials");

                  (j) to the extent such items are related to the Acquired Assets or the Assumed Liabilities, all claims, deposits, prepayments, refunds, causes of action, lawsuits, judgments, demands, choses in action, rights of recovery, rights of set-off, and rights of recoupment (collectively, "Claims"), including any such Claim relating to Intellectual Property infringement, rights under Assigned Contracts, Claims against vendors or suppliers, and other rights or Claims in respect of the Acquired Assets of any nature whatsoever, whether being pursued by or otherwise available to the Sellers with respect to the Business;

                  (k) to the extent their transfer is permitted by law, all franchises, approvals, permits, licenses, applications, orders, registrations, certificates, variances, product registrations and similar rights obtained from governments and governmental agencies, and the benefit of those governmental licenses, permits, approvals, license applications, orders, registrations, certificates and similar rights which are used in the operation of the Business or with respect to the Acquired Assets and which are transferable;

                  (l) all books, records, manuals, ledgers, files, documents, computer software, tapes, computer disks, source code, manuals, correspondence, lists, architectural plans, drawings and specifications, product designs, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials of the Business, including, without limitation, all vendor lists, customer lists, sales, manufacturing and customer records, technical and support manuals, parts manuals, personnel and payroll records, accounting records, purchase records, price lists, correspondence, and quality control records (excluding each Seller's corporate minute book, stock ownership records, financial, accounting and tax records and tax returns) (collectively, the "Records");

                  (m) to the extent such items are directly related to the Acquired Assets or the Assumed Liabilities, all guarantees, warranties, indemnities and similar rights in favor of the Sellers with respect to any Acquired Assets; and

                  (n) to the extent their transfer is permitted by law, all of the Sellers' rights in, to and under any Assigned Contract with any consultants, agents, representatives, customers, suppliers, vendors or otherwise, of the Sellers and/or the Business regarding non-competition, non-solicitation and/or confidentiality of trade secrets, proprietary or other information.

         1.2 "Acquisition Documents" means the collective reference to this Agreement as duly executed, the Exhibits and the Disclosure Schedule annexed hereto and other documents contemplated by this Agreement, all as approved by the Parties.

         1.3 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         1.4 "Affiliated Receivables" means any Receivables which are due to any of the Sellers from any Subsidiary or Affiliate of a Seller, including, any officer, director, employee, stockholder or other equity owner of the Sellers.

         1.5 "Agency and License Agreement" has the meaning set forth inss.2(e) below.

         1.6 "Agent" has the meaning set forth inss.2(e) below.

         1.7 "Assumed Liabilities" means and is limited (without duplication) only to those Liabilities and obligations existing as at the Closing Date which relate solely to the operation of the Business, and which shall be limited to the following:

                  (a) all Liabilities and obligations with respect to the payment of the Cure Amounts subject to the Debtors' responsibility to make all post-petition payments on the Assigned Contracts as set forth in ss.ss.2(d) and 5(a) of this Agreement;

                  (b) all Liabilities and obligations becoming due or to be performed from and after the Closing Date under all Assigned Contracts, including any modifications thereto agreed to by Buyer with third party lessors;

                  (c) all Liabilities and obligations with respect to gift certificates, gift cards, merchandise credits and the like issued by TMI and redeemable for cash and/or merchandise; and

                  (d) any sales Taxes, use Taxes, transfer Taxes or similar Taxes arising out of the transactions contemplated by this Agreement.

         1.8 "Bankruptcy Court" has the meaning set forth in the preface above.

         1.9 "Bankruptcy Code" has the meaning set forth in the preface above.

         1.10 "Business" means the individual or collective reference to the business operations conducted by any or all of the Sellers, including, without limitation, the operation of menswear retail stores.

         1.11 "Buyer" has the meaning set forth in the preface above.

         1.12 "Buyer Designation Rights" has the meaning set forth inss.2(e) below.

         1.13 "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         1.14 "Chapter 11 Case" has the meaning set forth in the preface above.

         1.15 "Closing" has the meaning set forth inss.2(f) below.

         1.16 "Closing Date" has the meaning set forth inss.2(f) below.

         1.17 "Code" means the Internal Revenue Code of 1986, as amended.

         1.18 "Cure Amounts" has the meaning set forth inss.2(d) below.

         1.19 "Designated Stores" has the meaning set forth inss.2(e) below.

         1.20 "Disclosure Schedule" has the meaning set forth in ss.3 below.

         1.21 "Due Diligence Investigation" means the business, operational, legal, financial, environmental, and accounting due diligence investigation conducted by the Buyer and its prospective equity investors and lenders and each of their representatives, of the Sellers, of the Acquired Assets, the Assumed Liabilities, the Business and each of the Sellers' respective operations, finances, assets, liabilities and prospects.

         1.22 "Due Diligence Investigation Period" means the period of time commencing on the date of this Agreement and expiring at 5:00 p.m., Eastern Standard Time, on the date which is ten (10) days prior to the date of the Sale Hearing as set forth in ss.2(d), or as may otherwise be extended by agreement between the Buyer and the Sellers or as ordered by the Bankruptcy Court.

         1.23 [Intentionally omitted].

         1.24 [Intentionally omitted].

         1.25 [Intentionally omitted].

         1.26 "Environmental, Health and Safety Laws" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any chemical, compound, product, solid, gas, liquid, waste, byproduct, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources, wildlife or the environment, including, without limitation, asbestos (whether friable or not), PCB's, radon and urea, formaldehyde foam, petroleum and petroleum products, radiation, or other hazardous waste, which is included or defined under or regulated by any environmental laws, each as amended and as now or hereafter in.

         1.27 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.28 [Intentionally omitted].

         1.29 "Excluded Assets" shall mean and be limited to:

                  (a) all Cash and account receivables of each of the Sellers and Affiliated Receivables;

                  (b) all right, title, and interest in and to all of the assets and properties of the Sellers or any Affiliate or Subsidiary of the Sellers which are not in any manner owned or leased by, or used in connection with, the operations of the Sellers and/or the Business and which are not Acquired Assets;

                  (c) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers or any Subsidiary of the Sellers as a corporation or other business entity and the financial, accounting and tax records and tax returns of Sellers;

                  (d) any avoidance Claims which may be asserted in connection with the Chapter 11 Case;

                  (e) any insurance policies of the Sellers, including any unearned premium refunds with respect to such policies;

                  (f) any agreement with any Subsidiary of the Sellers or with any of the stockholders of the Sellers or their Affiliates (other than an agreement that is a Real Estate Lease), or any agreement under which any of the Sellers has advanced or loaned any monies or provided any goods or services to any of their directors, officers, employees or the Sellers' Stockholders, including any and all inter-company promissory notes. Notwithstanding that they are Excluded Assets, the Sellers represent that they have listed all such agreements on ss.1.29 of the Disclosure Schedule;

                  (g) any Claims of Sellers (other than those related to an Acquired Asset or Assumed Liability), including without limitation Claims against any of the officers, directors or employees of Sellers, any employee loans or advances, and any Claims of any Sellers against any of its lenders;

                  (h) any interest of any of the Sellers' in any other Person, including without limitation, stock of FFI, BMI and DLI;

                  (i) any of the rights of the Sellers under this Agreement and the other Acquisition Documents; and

                  (j) deposits with any credit card companies, including, but not limited to, Discover, Visa, Master Card and American Express.

         1.30 "Excluded Liabilities" means all Liabilities and obligations of every kind and description of the Sellers or any Affiliate or Subsidiary of the Sellers which are not Assumed Liabilities. Without limiting the generality of the foregoing, such Excluded Liabilities shall include:

                  (a) any accounts payable or accrued expenses incurred prior to the Closing;

                  (b) any Liabilities for administrative claims, or any Liabilities to any secured creditors or general unsecured creditors of any of the Sellers or any Affiliate or Subsidiary of the Sellers, in the Chapter 11 Case, other than those Assumed Liabilities specified in ss.1.7 hereof;

                  (c) any accrued severance obligations to any employee of the Sellers or any Affiliate or Subsidiary of the Sellers;

                  (d) any accounts or notes payables, accrued expenses or other Liabilities or obligations (whether written, oral or otherwise expressed in any agreement or understanding) which is or may be due by any of the Sellers, any of Sellers' Subsidiaries to any officer, director, employee or stockholder of any of the Sellers or any Affiliate of any of such Persons, except as otherwise set forth in this Agreement;

                  (e) any Liabilities or obligations payable under any note or indenture or with respect to any indebtedness for borrowed money (including capitalized lease obligations other than the Leases referenced in ss.1.1(e));

                  (f) except as may be expressly included in the Assumed Liabilities, any Liability for Taxes, or any Liability for the unpaid Taxes of any Person under IRS Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                  (g) any Liability, whether as a transferee or successor, by contract or otherwise, for (i) infringement of Intellectual Property (including those Claims or Liabilities disclosed on the schedules referred to in ss.3(h) of this Agreement), (ii) violation of any laws, including any Environmental, Health and Safety Laws, ERISA or other administrative claims or contingency;

                  (h) any Liability or obligation to indemnify any Person (including the Sellers' officers, directors and stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of any of the Sellers or their Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

                  (i) any Liability or obligation in connection with any avoidance actions or potential creditor Claims in connection with the Chapter 11 Case;

                  (j) except for the Cure Amounts, any Liability or obligation to pay any costs and expenses required to be paid in connection with obtaining an assumption order in the Chapter 11 Case;

                  (k) any Liability or obligation of the Sellers (i) in respect of any or all of the Excluded Liabilities, (ii) under this Agreement, or (iii) under any Transfer Instrument, Assignment Instrument or other certificate or agreement with Buyer or any third Party entered into on or after the date of this Agreement which is not one of the Assumed Liabilities; and

                  (l) any Liability or obligation due by Seller under the terms of the Agency and License Agreement.

         1.31 Final Order" shall mean an order or judgment the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for rehearing has been taken or made or any appeal or petition has been dismissed and no further appeal or petition is possible.

         1.32 "Financial Statement" has the meaning set forth inss.3(f) below.

         1.33 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.34 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, copyright registrations and all applications and renewals in connection therewith, (d) all logos, mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information. (f) all inventions, ideas, improvements, research and development, know-how, technical knowledge, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (g) all computer software (including data and related documentation), (h) all formulae,
(i) all intangible assets relating to web sites, and all other similar interests and proprietary rights which the Sellers have any right of ownership or use, and
(j) all copies and tangible embodiments thereof (in whatever form or medium).

         1.35 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, any liability for Taxes.

         1.36 "Lien" means any mortgage, deed, pledge, lien, security interest, encumbrance, charge, or other claim or interest of any kind or nature, whether known or unknown.

         1.37 "Material Adverse Effect" means any event or condition which is reasonably likely to have a material adverse effect on the business, financial condition, results of operations of the Business or any of the Sellers taken as a consolidated or combined whole.

         1.38 [Intentionally omitted].

         1.39 "Most Recent Balance Sheet" means the balance sheet dated as at January 31, 2003, contained within the Most Recent Financial Statements.

         1.40 "Most Recent Financial Statements" has the meaning set forth inss.3(f) below.

         1.41 "Most Recent Fiscal Year End" means February 2, 2002.

         1.42 [Intentionally omitted].

         1.43 "Ordinary Course of Business" means the ordinary course of the operation of the Business consistent with past custom and practice (including with respect to quantity and frequency); provided, however, that for all Post-Petition periods, Ordinary Course of Business shall be different in custom and practice from the Pre-Petition period, to the extent and in the manner described in ss.5(c).

         1.44 "Party" has the meaning set forth in the preface above.

         1.45 "Permitted Liens" means and is limited to: (i) Liens arising by operation of Law, (ii) Liens for current Taxes not yet due, (iii) items constituting part of the Acquired Assets which are leased by the Sellers, (iv) Liens to be discharged by the Bankruptcy Court, or (v) Liens described in ss.1.50 of the Disclosure Schedule.

         1.46 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.47 "Preliminary Approval Order" means the order of the Bankruptcy Court approving the Expense Reimbursement Fee, bidding procedures, and the form, manner and notice to be given of the sale pursuant to this Agreement.

         1.48 "Pre-Petition" means any date or period prior to March 4, 2003, the date of filing of the Debtors' Chapter 11 bankruptcy proceedings in the Bankruptcy Court.

         1.49 "Post-Petition" means any date or period commencing on or after March 4, 2003, the date of filing of the Debtors' Chapter 11 bankruptcy proceedings in the Bankruptcy Court.

         1.50 "Purchase Price" has the meaning set forth inss.2(c) below.

         1.51 "Sale Order" means a Final Order of the Bankruptcy Court approving this Agreement in accordance with Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, in form and substance reasonably acceptable to the Buyer and the Sellers.

         1.52 "ss." or "Section" means any of the sections referred to in this Agreement or in the Disclosure Schedule unless the context requires otherwise.

         1.53 "Sellers" and "Seller" have the meanings set forth in the preface above.

         1.54 "Store Closing Sale" has the meaning set forth inss.2(e) below.

         1.55 "Subsidiary" means any corporation, partnership, limited liability company, or other business entity, with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the members of the board of members of the board of directors, managers, or equivalent governing body.

         1.56 "Tax" means any federal, state, local, or foreign income, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any liability of another Party for any of the foregoing, payable pursuant to a tax-sharing or tax indemnification agreement.

         1.57 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. Basic Transaction.

                  (a) Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing the Buyer agrees to purchase from the Sellers, and each of the Sellers hereby agrees to sell, transfer, convey, and deliver to the Buyer, all of the right, title, and interest of the Sellers in and to all of the Acquired Assets as the same are constituted on the Closing Date free and clear of any and all Liens, claims, interests and encumbrances, in exchange for the consideration specified below in this ss.2. The Buyer will not purchase or acquire at the Closing or otherwise any of the Excluded Assets.

                  (b) Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing the Buyer agrees to assume, pay, perform, discharge and become responsible for all of the Assumed Liabilities as the same are constituted on the Closing Date. The Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities or other obligation or Liability of any of the Sellers or any Subsidiary or Affiliate of any of the Sellers which are not included within the definition of Assumed Liabilities.

                  (c) Purchase Price. The Buyer shall pay to the Sellers the sum of Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000), subject to adjustment in accordance with ss.2(i) below (the "Purchase Price"). The Purchase Price shall be payable as follows:

                           (i) On the date this Agreement is executed, the Buyer
shall pay to the Sellers the sum of Five Hundred Thousand Dollars ($500,000) (the "Escrow Deposit"). The Escrow Deposit shall be held in escrow by the Buyer's counsel pursuant to an escrow agreement in a form mutually satisfactory to the Parties and their counsel (the "Escrow Agreement"). The Escrow Agreement shall provide, without limitation, that if the Agreement is terminated by any Party for any reason (except for the Buyer's uncured breach pursuant to ss.7(a)(v)(A) or pursuant to ss.7(a)(v)(C)) prior to the Closing, the Escrow Deposit and interest thereon shall be immediately returned to the Buyer. The return of the Escrow Deposit shall be independent of and shall not apply against the Sellers' obligation to pay the Expense Reimbursement Fee to Buyer, if any.

                           (ii) On the Closing Date the Buyer shall pay to the
Sellers cash in the amount of the remainder of the Purchase Price (less the Escrow Deposit and net of any adjustment required by ss.2(i)) payable at Closing by wire transfer or delivery of other immediately available funds to one or more accounts designated by the Sellers prior to the Closing.

                  (d) Contract Assumption and Assignment. Pursuant to Section 365 of the Bankruptcy Code, the Sellers shall assume and assign to the Buyer all executory contracts which the Buyer designates in Sections 1.1(a), (e) and (f) of the Disclosure Schedule except that Buyer may notify the Sellers to withdraw the request to assume and assign one or more of the Real Estate Leases or other executory contracts at any time or from time to time up until the time of the hearing before the Bankruptcy Court to approve the Sale (the "Sale Hearing"). Notwithstanding the foregoing, the Buyer shall request that the Sellers assume and assign to Buyer at least seventeen (17) of the Real Estate Leases (the "Minimum Leases"). The executory contracts so designated and not withdrawn by Buyer are collectively referred to as the "Assigned Contracts." Subject to the Minimum Leases, real estate or other leases which are the subject of any such notification given by Buyer shall be subject to Agent's rights under the Agency and License Agreement. Regardless of when the Bankruptcy Court enters an order authorizing assumption and assignment of a particular Assigned Contract, all Assigned Contracts shall be deemed to be assigned to the Buyer as of the Closing. The Buyer shall be responsible for paying all amounts required to be paid in connection with the assumption of the Assigned Contracts under Section 365(b) of the Bankruptcy Code (which amounts may be established by agreement between the Buyer and the counterparty) (collectively, the "Cure Amounts"), except that Debtors shall be responsible to pay all lease obligations pro-rated from the date of filing and accruing post-petition under the Assigned Contracts through the date of Closing. Buyer shall further be responsible to pay all amounts, subject to any agreed modification, arising after the Closing Date under each Assigned Contract, and shall provide adequate assurance of future performance, where applicable. All Cure Amounts shall be paid by the Buyer on the latest to occur of the Closing Date or the date on which each such Cure Amount is established by Final Order of the Bankruptcy Court or the date or dates established by Agreement between the Buyer and the counterparty to the respective Assigned Contract.

                  (e) Designated Stores. Prior to the Closing and subject to ss.2(d) above, Buyer shall be permitted to designate certain of the Sellers' retail store locations (the "Designated Stores") at which Buyer and/or Agent shall conduct store closing sales and/or going out of business sales (the "Store Closing Sale")(such right being the "Buyer Designation Rights"). Pursuant to the terms of an agency and license agreement between Buyer, Sellers and a joint venture comprised of American Recovery Group, Hilco Merchant Resources, LLC, and Hilco Real Estate, LLC (collectively, the "Agent"), to be executed prior to the Preliminary Order Date in the form attached hereto as Exhibit A (the "Agency and License Agreement") which shall be subject to review, modification and agreement by Buyer, Sellers and Agent, Agent shall have the right to dispose of the Acquired Assets, including, but not limited to, Inventories, Machinery and Equipment, and Supplies and Marketing Materials located at the Designated Stores. Sellers shall grant Agent, effective as of the completion of the Closing and through and including the termination of the Store Closing Sale, a license to occupy and use the Designated Stores. Buyer shall grant Agent, effective as of the completion of the Closing and through and including the termination of the Store Closing Sale, a license to use the furniture, fixtures, equipment and personal property located thereat for the purpose of conducting the Store Closing Sale. The Agency and License Agreement shall provide that Agent shall not be entitled to add any additional inventory to the Designated Stores; provided, however, Agent and Buyer shall be entitled to transfer inventory between the Designated Stores and the remaining stores of Sellers purchased by Buyer. Sellers shall also grant Agent the exclusive right to market and attempt to sell all of Sellers' right, title and interest in and to one or more of the real estate leases for the Designated Stores, and the right to provide notice to Sellers of Agent's election to require Sellers to assume and assign any such real estate lease to any such party as Agent shall designate and Agent shall be responsible for all cure costs associated with such real estate leases other than Post-Petition costs arising after April 1, 2003, through the Closing Date. Subject to the terms of this Agreement and the Sale Order, Buyer shall grant to Agent a limited license and right to use the trade names, logos and customer lists, acquired by Buyer pursuant to this Agreement. As between Buyer and Sellers, the conduct of the Store Closing Sale shall be for the sole account of Buyer; provided, however, that Buyer and Agent shall be liable for costs and expenses at the Designated Stores in accordance with the terms and conditions of the Agency and License Agreement.

                  (f) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Blank Rome LLP, 210 Lake Drive East, Woodland Falls Corporate Park, Cherry Hill, New Jersey or One Logan Square, Philadelphia, Pennsylvania commencing at 10:00 a.m. local time on the second business day following the date when the Sale Order becomes a Final Order or such other date as the Parties may mutually determine (the "Closing Date"). Notwithstanding the foregoing, the Parties agree that at the sole election of the Buyer, the Closing Date may occur prior to the second business day following the date on which the Sale Order becomes a final Order on 48 hours prior written notice to Sellers and so long as the Bankruptcy Court makes a finding that the ten-day stay period provided under Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d) shall not apply to the transactions contemplated by this Agreement.

                  (g) Deliveries at the Closing. At the Closing:

                           (i) the applicable Sellers shall deliver to the
Buyer, the various certificates, instruments and documents referred to inss.6(a) below;

                           (ii) the Buyer shall deliver to the applicable
Sellers, the various certificates, instruments, and documents referred to inss.6(b) below;

                           (iii) the applicable Sellers shall execute,
acknowledge (if appropriate), and deliver to the Buyer (A) bills of sale, assignments and other instruments of transfer in such form and content as shall be reasonably satisfactory to counsel to the Buyer and counsel to the Sellers, and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request (collectively, the "Transfer Instruments");

                           (iv) the Buyer shall execute and deliver to the
Sellers (A) an acknowledgement of the assumptions and assignments of the Assigned Contracts in such form and content as shall be reasonably satisfactory to counsel to the Buyer and counsel to the Sellers, and (B) such other instruments as the Sellers and its counsel reasonably may request with respect to the Assigned Contracts (collectively, the "Assignment Instruments"); and

                           (v) the Buyer shall deliver to the Sellers, the
Purchase Price consideration specified inss.2(c) above.

                  (h) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B.

                  (i) Adjustments to the Purchase Price.

                           (i) Inventory Adjustment. Prior to the Closing Date,
the Parties shall appoint a mutually agreeable independent party (the "Auditor") to audit and value the Inventories of the Sellers. Such valuation shall be made according to Sellers' prior practices in accordance with GAAP. No later than three (3) days prior to the Closing (the date of such audit is referred to as the "Inventory Date"), the Auditor shall deliver to each of the Parties a list of all the Inventories in a format consistent with that of ss.3(j) of the Disclosure Schedule (the "Inventory Schedule"), together with all applicable work papers, schedules, and other documents used in connection with the preparation of the Inventory Schedule, which Inventory Schedule shall be final, binding and conclusive on Buyer and Sellers. The Purchase Price shall be adjusted as follows: (x) to the extent the total value of the Inventories listed on the Inventory Schedule differs from the total value of the Inventories listed on ss.3(j) of the Disclosure Schedule, the Purchase Price shall be increased or decreased, as applicable, by an amount equal to 50% of the amount of such increase or decrease, and (y) the Purchase Price shall be decreased by an amount equal to 50% of the amount of the value of the Inventory sold between the Inventory Date and the Closing Date, based on the cost of goods sold calculated by the Sellers using their internal information management system. Any and all fees and expenses of the Auditor shall be borne one-half by the Sellers and one-half by the Buyer.

                           (ii) Rent Adjustment. The Purchase Price shall be
increased by the amount of base rent, common area maintenance charges, taxes and insurance paid by Sellers prior to Closing during May, 2003 on a per diem basis for the period after the Closing solely with respect to the Assigned Contracts.

                           (iii) Additional Adjustments. The Purchase Price
shall be increased by an amount equal to the value of the Deposits as of the Closing Date.

3. Representations and Warranties of the Sellers.

         Each of the Sellers jointly and severally represents and warrants to the Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement, except that any representation and warranty made as of a specified date need only be correct and complete as of that date) except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered Sections and paragraphs contained in ss.1 and this ss.3.

                  (a) Organization of the Sellers. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. Each of the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to obtaining the Sale Order, to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each of the Sellers have duly authorized the execution and delivery of this Agreement, and, subject to obtaining the Sale Order, the performance of this Agreement by the Sellers. Subject only to obtaining the Bankruptcy Court approval, this Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Except as is otherwise disclosed in ss.3(c) and ss.3(k) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the Transfer Instruments and the Assignment Instruments referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers or any of their Subsidiaries are subject or any provision of the charter or bylaws of any of the Sellers and their Subsidiaries. Except with respect to obtaining the Preliminary Approval Order, the Sale Order, and, to the extent that they are embodied in separate orders, Final Order(s) of the Bankruptcy Court approving the Debtors' assumption and assignment of the Assigned Contracts to Buyer pursuant to ss.365 of the Bankruptcy Code, none of the Sellers nor any of their Subsidiaries are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Sellers to consummate the transactions contemplated by this Agreement (including the Transfer Instruments and Assignment Instruments referred to in ss.2 above).

                  (d) Brokers' Fees. Except as set forth on ss.3(d) of the Disclosure Schedule, none of the Sellers, nor any of their Subsidiaries or any of their Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (e) Title to and Possession of Acquired Assets. Except as set forth on ss.3(e) of the Disclosure Schedule and subject to the Sale Order, each of the Sellers has valid title to, or a valid leasehold interest in, all of the Acquired Assets, wherever located. Except as set forth on ss.3(e) of the Disclosure Schedule, all of the Acquired Assets are owned or leased by, and are in the physical possession of, only the Sellers, and no other Person. The Acquired Assets represent all assets (other than the Excluded Assets) used by Sellers to operate and conduct the Business at the locations being acquired by Buyer in a manner as presently operated and conducted.

                  (f) Financial Statements. Each of the Sellers has heretofore delivered or made available to the Buyer the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow of such Seller as of and for the fiscal year ended February 2, 2002 (the "Most Recent Fiscal Year End Financial Statement"); and
(ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow of such Seller, as of January 31, 2003 (the "Most Recent Financial Statements"). The combined balance sheet of the Sellers as of January 31, 2003, is herein referred to as the "Most Recent Balance Sheet." Except for the absence of footnote disclosures and other presentation items, and subject to year-end audit adjustments which will not be material individually or in the aggregate, all of the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the consolidated financial condition of the Sellers and their Subsidiaries as of such dates and the results of operations for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Sellers and their Subsidiaries (which books and records are correct and complete in all material respects).

                  (g) Real Estate. ss.3(g) of the Disclosure Schedule lists and describes briefly all real estate leased or subleased to any of the Sellers which is used in the Business. The Sellers have delivered to the Buyer correct abstracts of the leases and subleases listed in ss.3(g) of the Disclosure Schedule. The Sellers shall as soon as practical after the date of this Agreement, deliver to the Buyer correct and complete copies of the leases and subleases listed in ss.3(g) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.3(g) of the Disclosure Schedule, except as would not constitute a Material Adverse Effect:

                           (i) subject to the Sale Order, the lease or sublease
is legal, valid, binding, enforceable, and in full force and effect;

                           (ii) subject to Section 365 of the Bankruptcy Code,
the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                           (iii) the Sellers have not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (iv) all parcels of real estate leased or subleased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof; and

                           (v) all parcels of real estate leased or subleased
thereunder are supplied with utilities necessary for the operation of said facilities.

                  (h) Intellectual Property.

                           (i) The Sellers own, license or otherwise have the
right to use pursuant to license, sublicense, agreement, or permission all material items of Intellectual Property necessary or desirable for the operation of the Business as presently conducted and as set forth and listed on ss.3(h)(i) of the Disclosure Schedule. Except as set forth in ss.3(h)(i) of the Disclosure Schedule, the Sellers shall have the absolute right to assign to the Buyer all such Intellectual Property used in the operation of the Business, without seeking the approval or consent of any other Person. Each of the Sellers has taken all necessary and desirable action to maintain and protect the items of Intellectual Property listed on ss.3(h)(i) of the Disclosure Schedule in all material respects.

                           (ii) None of the Sellers has interfered with,
infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in any material respect, and, none of the directors or officers (or employees with responsibility for Intellectual Property matters) of the Sellers, has, at any time during the last three (3) years, received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Sellers must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the executive officers of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Sellers, which interference, infringement or misappropriation would constitute a Material Adverse Effect.

                           (iii) ss.3(h)(iii) of the Disclosure Schedule
identifies each item of Intellectual Property that any third party owns and that any of the Sellers uses pursuant to any license, sublicense, agreement, or permission which is material to the Business. The Sellers have made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.3(h)(iii) of the Disclosure Schedule, except as otherwise indicated in such section of the Disclosure Schedule:

                                    (A) the license, sublicense, agreement, or
permission covering the item is currently in full force and effect;

                                    (B) subject to the rights of third parties
as set forth in 11 USCss.365 and securing the required court approval pursuant to the Bankruptcy Code, Sellers have the right to assign such license, sublicense, or agreement and the same will be in full force and effect following the consummation of the transactions contemplated hereby.

                                    (C) the underlying item of Intellectual
Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (D) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (E) none of the Sellers has granted any
sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (i) Tangible Assets. The Sellers own or lease all real estate, Machinery and Equipment and other tangible assets necessary for the conduct of the Business as presently conducted (the "Tangible Assets"). All of the Tangible Assets have been maintained in accordance with normal industry practice in all material respects, are in good operating condition and repair (subject to normal wear and tear) in all material respects, and are suitable for the purposes for which they presently are used.

                  (j) Inventories. ss.3(j) of the Disclosure Schedule identifies the Inventories and all of the inventory on order as of the date of this Agreement, all of which are in good and merchantable condition in all material respects, and suitable and usable or salable for the purposes for which it is intended in all material respects.

                  (k) Contracts. ss.3(k) of the Disclosure Schedule lists all contracts and other agreements to which any of the Sellers is a party, and which relate in whole or in part to the Business (collectively, the "Contracts"), including, without limitation, the following:

                           (i) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of Twenty-Five Thousand Dollars ($25,000) per annum;

                           (ii) all agreements (or group of related agreements)
for the purchase or receipt of supplies, products, services, Inventories, or other personal property, or for the sale, provision or furnishing of products or services, (A) the performance of which will extend over a period of one year, and results in a loss to any of the Sellers or otherwise involves consideration in excess of Fifty Thousand Dollars ($50,000) and (B) the performance of which will be over a period of one year or less, and results in a loss to any of the Sellers or otherwise involves consideration in excess of Twenty-Five Thousand Dollars ($25,000);

                           (iii) any agreement concerning confidentiality or
non-competition (other than agreements entered into prior to the date hereof with third parties interested in purchasing all or a portion of the Acquired Assets);

                           (iv) any agreement with any subsidiary of the Sellers
or with any of the stockholders of the Sellers or their Affiliates, or any agreement under which any of the Sellers has advanced or loaned any monies or provided any goods or services to any of their directors, officers, employees or the Sellers' ten percent (10%) or greater stockholders;

                           (v) any profit sharing, stock option, stock purchase,
stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of any of the Sellers;

                           (vi) any collective bargaining agreement;

                           (vii) any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

                           (viii) any Lease or sublease of personal property,
including Machinery and Equipment;

                           (ix) any license or sub-license of Intellectual
Property, whether as licensor or licensee; or

                           (x) any other oral or written agreement (or group of
related agreements) the performance of which involves consideration in excess of Twenty-Five Thousand Dollars ($25,000), or under which the consequences of a default or termination would constitute a Material Adverse Effect.

                  The Sellers have delivered or made available to the Buyer, a correct and complete copy of each written Contract listed in ss.3(k) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in ss.3(k) of the Disclosure Schedule.

                           (A) ss.3(k) of the Disclosure Schedule lists each
executory Contract which has been entered into between one or more of the Sellers and any other Person as of a date which is Pre-Petition and each executory Contract which has been entered into between one or more of the Sellers and any other Person as of a date which is Post-Petition.

                           (B) With respect to each such Contract referred to in
this ss.3(k), except as otherwise reflected in ss.3(e) or ss.3(k) of the Disclosure Schedule, such Contract is currently legal, valid, binding, enforceable, and currently in full force and effect. ss.3(k) of the Disclosure Schedule also lists all Pre-Petition Cure Amounts which the Sellers believe are required to be paid in accordance with ss.2(d) of this Agreement with respect to each of the Pre-Petition executory Contracts listed on ss.1.1(f) and ss.3(k) of the Disclosure Schedule, and, separately, the post-petition amounts which Seller shall be responsible to pay, so as to obtain an order of the Bankruptcy Court to permit the assumption by the Debtors and the assignment to the Buyer of the Assigned Contracts pursuant to Section 365 of the Bankruptcy Code. Except as set forth in ss.3(e) or ss.3(k) of the Disclosure Schedule, and except for defaults in respect of certain Pre-Petition Contracts disclosed in ss.3(e) or 3(k) of the Disclosure Schedule of the type referred to in Section 365(b) of the Bankruptcy Code, (i) there are no defaults or events that with notice, the lapse of time or both would constitute a default by the Sellers or any other party to any of the Contracts listed on ss.3(k) of the Disclosure Schedule, (ii) no other events or conditions have occurred that would permit termination, modification, or acceleration, under such Contract

                  (l) Insurance. The Sellers have delivered or made available to Buyer insurance loss runs for the past five years for liability, property, workers' compensation and automobile insurance claims. With respect to the insurance policies covering such claims: (A) each such insurance policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither any of the Sellers, nor any other party to such insurance policy is in breach or default in any material respect (except with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) the Sellers have not, and the other party to each such policy has not, repudiated any provision thereof in writing.

                  (m) Employees and Labor Matters.

                           (i) ss.3(m) of the Disclosure Schedule contains a
list of all employees of the Business, together with their job descriptions, rates of salary, wages or commissions, dates of last compensation increase and the amount thereof, vacation benefits and accrual rates, and each bonus, deferred compensation, stock option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee.

                           (ii) None of the Sellers is a party to or bound by
any collective bargaining or related agreement with a labor organization, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes in connection with any of the Business for the past ten years, except for grievances filed in the Ordinary Course of Business. There is no organizational effort presently being made or threatened by or on behalf of any labor organization with respect to employees of any of the Sellers.

                           (iii) The Sellers are in compliance, in all material
respects, with the Federal Fair Labor Standards Act and all applicable laws relating to employment discrimination, employee welfare, wage and hour and other employment and labor standards.

                           (iv) The Sellers are in compliance, in all material
respects, with the Federal Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable laws relating to the safety of employees or the workplace or relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes.

                           (v) Prior to the date hereof and other than as a
result of or in connection with the transactions contemplated herein, no Seller has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state Laws with respect to the employees of the Business.

                  (n) Warranties Do Not Survive Closing. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties of the Sellers contained herein and in any document delivered pursuant to this Agreement shall terminate effective as of the Closing Date and none of the Sellers shall have any Liability with respect thereto from and after the Closing Date.

4. Representations and Warranties of the Buyer.

         The Buyer represents and warrants to the Sellers that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

                  (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution and delivery of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the Transfer Instruments and the Assignment Instruments referred to in ss.2 above), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws. Except as provided in ss.4(c) of the Disclosure Schedule, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, including the assignments and assumptions referred to in ss.2 above (the "Buyer Consents"). On or before the Closing, the Buyer shall have obtained in writing all such Buyer Consents.

                  (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated. The Buyer has retained Schwartz Heslin Group as its financial advisor for the transactions contemplated by this Agreement and is responsible for its fees.

                  (e) Warranties Do Not Survive Closing. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties of the Buyer contained herein and in any document delivered pursuant to this Agreement, shall be terminated as of the Closing Date and the Buyer shall not have any liability with respect thereto from and after the Closing Date.

5. Covenants.

         The Parties agree as follows with respect to the period between the date of this Agreement and the Closing.

                  (a) General; Bankruptcy Court Filings. Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below) consistent with applicable Bankruptcy Law. It is the Parties' intention to consummate the transactions pursuant to a bankruptcy court-approved sale and assumption and assignment of the Assigned Contracts under 11 U.S.C. ss.ss. 105, 363 and 365 in Chapter 11 proceedings filed by the Sellers. Within three (3) business days after this Agreement has been executed by Buyer and Sellers, Sellers shall file a motion or motions ("motion") with the Bankruptcy Court:

                           (i) seeking approval of the Expense Reimbursement Fee
provided for herein;

                           (ii) setting up bidding procedures governing the
sale;

                           (iii) scheduling a hearing on approval of the sale to
be held on or after May 5, 2003, but not later than 45 days after the date of the filing of the motion;

                           (iv) seeking approval of the form, manner and notice
to be given of the sale;

                           (v) setting the deadline for filing objections;

                           (vi) seeking assumption and assignment of the
Assigned Contracts; and

                           (vii) seeking approval of the Agency and License
Agreement.

The Preliminary Approval Order approving the Expense Reimbursement Fee, bidding procedures, and approving the form, manner and notice to be given of the sale, must be signed by the Bankruptcy Court within ten (10) days of filing the motion, or Buyer will have an automatic right to terminate this Agreement.

                  (b) Approvals, Consents and Notice. The Sellers shall promptly give notice to all third parties to all Assigned Contracts, to all parties entitled to receive notice under the Bankruptcy Code, and to such other Persons as may be reasonably requested by Buyer for the purpose of obtaining the written approval, consent and authorization of such Persons (the "Consents") whose Consent is necessary pursuant to Section 365 of the Bankruptcy Code and to all Persons who assert their Cure Amounts with respect to the assignments by Sellers to Buyer of such Assigned Contracts. Sellers will give any notices to, make any filings with, and use their commercially reasonable efforts to obtain all required Consents and approval of:

                           (i) all third parties to the Assigned Contracts,
whose consent is required under Section 365 of the Bankruptcy Code require the Consent of such party to validly assign such Assigned Contract to the Buyer on the Closing Date;

                           (ii) all governments and governmental agencies in
connection with the matters referred to inss.3(c) andss.4(c) above; and

                           (iii) the Bankruptcy Court.

                  (c) Operation of the Business.

                           (i) Between the date of this Agreement and the
Closing Date, the Sellers shall use commercially reasonable efforts to carry on the Business in substantially the same manner as heretofore conducted, taking into consideration Sellers' Chapter 11 status, and shall not make or institute any unusual or novel methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by the Sellers without in each instance obtaining the prior written consent of the Buyer. In addition, each of the Sellers, shall use its commercially reasonable efforts to preserve the organization of the Business intact and to preserve their present relationships with referral sources, vendors, dealers, customers, suppliers and others having business relationships with them; including, without limitation (A) payment of all Post-Petition obligations, to the extent required by applicable law, prorated from the date of filing and accruing under all real property leases and subleases used in the operation of the Business and Assigned Contracts up through the Closing Date, and (B) purchasing advertising in the amount of $48,000 from the date of this Agreement through April 6, 2003, as mutually agreed in writing by the Buyer and the Sellers. To the extent Sellers fail to make a Post-Petition payment on a Real Estate Lease which is an Assigned Contract, Sellers shall make such payments to landlords on the Closing Date.

                           (ii) Without limiting the generality of the
foregoing, prior to the Closing Date, the Sellers will not, (A) enter into any employment contract or collective bargaining agreement with or covering employees of the Sellers or any of their Subsidiaries, written or oral, (B) grant any increase in the base compensation of any of the officers of any of the Sellers, or any other salaried employees earning in excess of $50,000 per annum, other than in connection with annual employee reviews or otherwise change in any material respect the terms of employment of any such Person, (C) adopt, amend or modify any bonus, profit-sharing, incentive, severance, compensation, stock option, retirement, deferred compensation, collective bargaining agreement, or other plan, contract, or commitment for the benefit of any of the officers or employees of the Business, (D) modify, amend or terminate (excluding any termination effected by the other party thereto) any Assigned Contract. Notwithstanding the foregoing, subject to the approval of the Bankruptcy Court and upon notice to all parties in interest, the Sellers may institute a stay bonus - severance enhancement program for retention of key employees through the Closing.

                  (d) Full Access. In order to assist the Buyer and its prospective lenders and investors in conducting their Due Diligence Investigation and in consummating the transactions contemplated by this Agreement, during the Due Diligence Investigation Period, the Sellers have permitted and will continue to permit the Buyer and its lenders and investors and their representatives to have full access at all reasonable times during normal business hours upon reasonable advance notice to the Sellers, and in a manner so as not to interfere with the normal business operations of the Sellers, to (i) all leased or sub-leased real estate premises, properties, the other Acquired Assets, financial statements, books, records (including Tax records), Contracts, agreements and documents of or pertaining to the Sellers or the Business, and (ii) permit the Buyer and its lenders and investors and their representatives to meet with and interview all officers, directors, managerial and other personnel, representatives, agents, dealers and distributors of or pertaining to any of the Sellers and/or the Business.

                  (e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.3 or ss.4 above, as the case may be. No disclosure by any Party pursuant to this ss.5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (f) Competing Proposals and Overbids.

                           (i) In the event and to the extent that the Sellers
or any officer, employee, agent or representative of the Sellers shall at any time receive written proposals from any other corporation, firm or other Person not affiliated with or a representative of the Buyer relating to (i) the possible disposition or sale of all or any portion of any of the Acquired Assets or any of the Business (other than the sales of Inventories in the Ordinary Course of Business) or (ii) any joint venture, sale of securities, merger, consolidation or other business combination involving any of the Sellers, the Acquired Assets or the Business which would be inconsistent with the proposed transaction contemplated hereby (each a "Competing Proposal"), the Sellers shall notify the Buyer of each such inquiry or proposal, whether written or oral, not later then three (3) business days of receipt of the same. During its negotiation of the terms of any such Competing Proposal, the Sellers' boards of directors and officers shall not withdraw from or modify or propose to withdraw from or modify in a manner adverse to the Buyer, this Agreement or the transactions contemplated hereby, or cause the Sellers, to enter into and execute any letter of intent, agreement in principle, memorandum of agreement, term sheet, agreement, contract, commitment, plan or arrangement relating to any such Competing Proposal. Should (A) the boards of directors of the Sellers determine in the exercise of their good faith and reasonable judgment, and after consultation with their financial advisors and representatives of the secured lender and unsecured creditors' committee, that the terms and conditions of such Competing Proposal, when taken as a whole, is a "Qualified Competing Proposal," and otherwise complies with the submission of competing bids and bidding procedures, then (B) the Sellers shall comply with the provisions of ss.5(f)(ii) below. As used in this Agreement, the term "Qualified Competing Proposal" shall mean any offer involving the acquisition of the Acquired Assets and Assumed Liabilities for an aggregate purchase price that is in excess of $650,000 more than the Purchase Price plus Cure Amounts, payable on the basis of all cash at the closing of such acquisition.

                           (ii) In the event that the Sellers shall determine,
as aforesaid, that it has received a Qualified Competing Proposal, it shall, (A) deliver to the Buyer the final draft of any such Qualified Competing Proposal received by any of the Sellers, and (B) afford the Buyer an opportunity to participate in an auction (the "Auction") to be held as noticed at the offices of counsel for the Seller, Blank Rome LLP, 210 Lake Drive East, Suite 200, Cherry Hill, New Jersey. At any Auction so held, bidding shall proceed with the highest Qualified Competing Proposal and subsequent bids must include additional consideration of at least $100,000 over the previous bid.

                           (iii) The sale hearing to confirm the best offer
shall be held within five (5) business days of the Auction and not later than 45 days from the filing of the motion to approve this sale.

                  (g) Payment of Expense Reimbursement Fee.

                           (i) From and after the date of execution and delivery
of this Agreement, if this Agreement shall be terminated prior to the Closing Date by (A) Buyer pursuant to Section 7(a)(iv)(A) or (B) by Sellers pursuant to
Section 7(a)(vi) with respect to a Superior Proposal provided that the transactions contemplated by the Superior Proposal are completed, the Sellers shall, not later than three (3) business days after the later of the termination contemplated by clause (A) above or the consummation of the transaction of the nature contemplated by clause (B) above, pay to the Buyer an expense reimbursement fee in an amount equal to $375,000 (the "Expense Reimbursement Fee"). Sellers' agreement to pay the Expense Reimbursement Fee shall be subject to the Preliminary Approval Order. The Preliminary Approval Order must be obtained by Sellers within ten (10) days of the date of this Agreement. Sellers shall have no liability to Agent for the Expense Reimbursement Fee or for any liability to Agent in connection with any claim asserted under ss.503(b) of the Bankruptcy Code in the event this Agreement is terminated or a Superior Proposal is accepted. Sellers' liability for the payment of the Expense Reimbursement Fee shall be solely to Buyer.

                           (ii) Notwithstanding the foregoing, in the event that
this Agreement is terminated for any reason other than as described in Section 5(g)(i) the Buyer shall not be entitled to the Expense Reimbursement Fee as contemplated above.

                           (iii) Except as otherwise provided in this ss.5(g),
each Party agrees to pay its own costs and expenses in connection with the transactions contemplated hereby, and the conducting of the Due Diligence Investigation.

                  (h) Equity Capital. The Buyer shall use its best efforts to have obtained, by 5:00 p.m. (Eastern Standard Time) on the date which is ten
(10) days prior to the date of the Sale Hearing (the "Financing Contingency Date") one or more written commitments for at least $7,000,000 of equity financing on terms reasonably satisfactory to the Buyer (the "Equity Financing"). The Buyer shall at all times, both prior and subsequent to the expiration of the Due Diligence Investigation Period, keep the Sellers and the representatives of the secured and unsecured creditors of Sellers fully informed of the status of the Equity Financing.

                  (i) Senior Debt Financing. In addition to Equity Financing referred to in ss.5(h) above the Buyer shall use its best efforts to have obtained, by 5:00 p.m. (Eastern Standard Time) on the Financing Contingency Date one or more written commitments (the "Commitment") for at least $17,500,000 of senior secured debt financing (to be secured by Liens on all of the Acquired Assets) on terms reasonably satisfactory to the Buyer (the "Senior Debt Financing"). The Buyer shall at all times, both prior and subsequent to the expiration of the Due Diligence Investigation Period, keep the Sellers and the representatives of the secured and unsecured creditors of Sellers fully informed of the status of the Senior Debt Financing.

                  (j) Sub-Debt Financing. In addition to Equity Financing referred to in ss.5(h) above and the Senior Debt Financing referred to in
Section 5(i) above, the Buyer shall use its best efforts to have obtained, by 5:00 p.m. (Eastern Standard Time) on the Financing Contingency Date one or more written commitments (the "Sub-Debt Commitment") for at least $2,000,000 of subordinated debt financing on terms reasonably satisfactory to the Buyer (the "Sub-Debt Financing"). The Buyer shall at all times, both prior and subsequent to the expiration of the Due Diligence Investigation Period, keep the Sellers and the representatives of the secured and unsecured creditors of Sellers fully informed of the status of the Sub-Debt Financing.

                  (k) Employee Matters. The following agreements and covenants shall be applicable to employees of the Business from and after the Closing:

                           (i) Subject to Buyer's standard employment terms and
conditions, at least five (5) business days prior to the Closing, the Buyer shall offer employment, effective as of the Closing Date, to at least 80% of the employees employed by Sellers at any location that is being acquired by Buyer and at Seller's office and warehouse facility; provided, however, that it shall be a condition precedent to such employment that such employees shall waive and release any severance Liabilities of Sellers, including any claims for unpaid sick and/or vacation pay. Any employee who accepts such employment by reporting for work following the Closing Date is referred to herein as a "Buyer Employee." Nothing in this ss.5(k) shall obligate the Buyer to continue to employ any Buyer Employee for any specific period of time. For purposes of vacation and other benefits provided by Buyer to the Buyer Employees, the Buyer shall give such employees service credit for all periods of employment with the Sellers and shall credit each Buyer Employee with sick and vacation time in an amount equal to the sick and vacation time accrued by such employee at the time of such employee's termination by the Sellers. At least five (5) business days prior to the Closing Date, the Buyer shall post and/or mail to Seller's employees a notice advising such employees that the Buyer is offering such employees employment pursuant to terms and conditions set forth herein.

                           (ii) Each of the Sellers shall be responsible for,
and shall indemnify and hold the Buyer harmless against and in respect of any liability, loss, claim, damage or deficiency that arises under WARN or other similar statutes or regulations of any jurisdiction ("WARN Liabilities") which arise on or prior to the Closing Date with respect to the employees of Sellers.

                           (iii) The terms of the Agency and License Agreement
shall govern the relationship between the Sellers' employees at the Designated Stores and the Agent and Buyer.

                           (iv) Buyer agrees to utilize the alternate procedure
set forth in Rev. Proc. 96-60, 1996-2 CB 399 (the "Revenue Procedure"), with respect to wage reporting for the Buyer Employees. Buyer's obligation hereunder shall be conditioned on the timely receipt of all required information to be reported under the Revenue Procedure. Buyer shall have no liability with respect to the veracity of the information provided by Sellers hereunder, and Buyer shall have no liability with respect to any withholding obligations for the Buyer Employees for wages and other compensation paid by Sellers to Buyer Employees.

                  (l) Tax, Financial and Accounting Matters. As soon as practical after the date of this Agreement, the Sellers shall make available to the Buyer correct and complete copies of all federal, state, local, and foreign income Tax Returns filed with respect to any of the Sellers for taxable periods ended on or after February 1, 1998.

                  (m) Wind Down of the Bankruptcy Estate. Following the Closing Date, Buyer agrees to turnover or to retain Sellers' Records for a period of six
(6) months to enable Sellers to utilize the same in connection with the wind down of Sellers' remaining operations and Sellers' performance of its continuing duties under the Bankruptcy Code. Buyer will not destroy any Records without notice to Sellers. Upon twenty (20) days written notice given to Buyer, Sellers have the right to remove any Records it designates and Buyer may make a copy of any such Records for its own use. Buyer further agrees that for a period of six
(6) months following the Closing Date, Buyer shall, at its own expense, designate one of its employees to respond to Sellers' reasonable requests for Records and documentation and permit Sellers access to one computer to enable Sellers to pursue all actions necessary for winding down the estate, including, but not limited to, the filing of objections to claims, collections of receivables, avoidance actions and tax and employee filings required by local, state and federal law. Sellers shall provide reasonable prior notice of its desire to use such employee's services and/or computer and Sellers' use of such employee shall not exceed an average of 15 hours per week. After such six (6) month period, Buyer and Sellers shall negotiate to establish a reasonable fee for such services which may be thereafter required. Buyer also agrees that notwithstanding the sale of Intellectual Property, Sellers may continue to use the trade name "Today's Man" as may be required in the Bankruptcy Court to consummate any plan of liquidation or sue to collect any receivables or seek any recoveries under Chapter 5 of the Bankruptcy Code but may not use such name for any other purpose without the express written consent of Buyer.

6. Conditions to Obligation to Close.

                  (a) Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver by the Buyer of the following conditions:

                           (i) the representations and warranties set forth in
ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Sellers shall have performed and complied
with all of their respective covenants hereunder in all material respects through the Closing;

                           (iii) the Sellers shall have delivered to the Buyer a
certificate to the effect that each of the conditions specified above inss.6(a)(i)-(ii) is satisfied in all respects;

                           (iv) there shall not be in effect any injunction,
judgment, order, decree, ruling or charge of any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator which (A) prohibits consummation of any of the transactions contemplated by this Agreement, or (B) materially and adversely affects the right of the Buyer to own the Acquired Assets to operate the Business;

                           (v) the Buyer shall have received all authorizations,
consents, and approvals of governments and governmental agencies referred to inss.3(c) andss.4(c) above;

                           (vi) Sellers shall have obtained the Sale Order on
terms and conditions as shall be acceptable to the Buyer, to the extent the subject of separate orders, Final Orders of the Bankruptcy Court approving the Debtors' assumption and assignment of the Assigned Contracts to Buyer pursuant to ss.365 of the Bankruptcy Code, provided that any objections by landlords under ss.365 of the Bankruptcy Code with respect to any Assigned Contracts, if sustained, shall not constitute a failure to satisfy this condition; and

                           (vii) the execution of the Agency and License
Agreement by Buyer, Sellers and Agent.

                           The Buyer may waive, to the extent permitted by Law,
any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction, or waiver by the Sellers, of the following conditions:

                           (i) the representations and warranties set forth in
ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied with
all of its covenants hereunder in all material respects through the Closing;

                           (iii) the Buyer shall have delivered to the Sellers a
certificate to the effect that each of the conditions specified above inss.6(b)(i)-(ii) is satisfied in all respects;

                           (iv) there shall not be in effect any injunction,
judgment, order, decree, ruling or charge of any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator which prohibits consummation of any of the transactions contemplated by this Agreement;

                           (v) the Sellers shall have received on the Closing
Date a cash payment in the amount of the Purchase Price;

                           (vi) the Sellers shall not have received and elected
to accept a Superior Offer; and

                           (vii) the Bankruptcy Court shall have signed and
entered the Sale Order, as applicable.

                  The Sellers may waive to the extent permitted by Law, any condition specified in this ss.6(b) if they execute a writing so stating at or prior to the Closing.

7. Termination.

                  (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (i) the Buyer and the Sellers may terminate this
Agreement by mutual written consent at any time prior to the Closing;

                           (ii) the Buyer or Sellers may terminate this
Agreement by giving written notice to the Sellers or Buyer, as applicable, on or before 5:00 p.m. (Eastern Standard Time) on the business day after the Financing Contingency Date if Buyer has not obtained the Equity Financing, the Senior Debt Financing or the Sub-Debt Financing (it being agreed that Buyer shall give Sellers notice on the Financing Contingency Date as to whether it has obtained all such financings);

                           (iii) the Buyer may terminate this Agreement by
giving written notice to the Sellers if the Sale Order has not been obtained within forty-five (45) days of the date of this Agreement, or the Preliminary Approval Order has not been obtained within ten (10) days of the date of this Agreement;

                           (iv) the Buyer may terminate this Agreement at any
time prior to or on the Closing Date (A) in the event that any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, (B) if the Closing shall not have occurred on or before May 30, 2003, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer breaching any material representation, warranty, or covenant contained in this Agreement),
(C) the Preliminary Approval Order approving the Expense Reimbursement Fee and bidding procedures has not been signed within ten (10) days of the date of this Agreement, or (D) if Sellers have not executed and delivered all documents necessary to effectuate the transactions contemplated by this Agreement on the Closing Date (unless the failure results primarily from the Buyer breaching any material representation, warranty, or covenant contained in this Agreement);

                           (v) the Sellers may terminate this Agreement by
giving written notice to the Buyer at any time prior to or on the Closing Date
(A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, (B) if the Closing shall not have occurred on or before May 30, 2003, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from any of the Sellers breaching any material representation, warranty, or covenant contained in this Agreement), or (C) if Buyer has not tendered the Purchase Price to the Sellers or their designee on the Closing Date (unless the failure results primarily from any of the Sellers breaching any material representation, warranty, or covenant contained in this Agreement); and

                           (vi) the Sellers may terminate this Agreement by
reason of the Bankruptcy Court approving a sale of all or substantially all of the Acquired Assets to another Person (a "Superior Proposal").

                  (b) Effect of Termination. Except as described in this paragraph, upon any termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party. In the event that this Agreement is terminated by Sellers pursuant to Sections 7(a)(v)(A) or 7(a)(v)(C) above, the Escrow Deposit and any interest accrued thereon shall be paid to Sellers as liquidated damages, and Buyer shall have no further Liability to Sellers as a result of such termination. In the event that this Agreement is terminated by Buyer pursuant to Sections

7(a)(iv)(A) or 7(a)(iv)(D) or by Seller pursuant to Section 7(a)(vi) provided that the transactions contemplated by the Superior Proposal are completed, Sellers shall pay the Expense Reimbursement Fee to Buyer as liquidated damages, and Sellers shall have no further Liability to Buyer as a result of such termination. The Parties acknowledge and agree if this Agreement is terminated pursuant to Sections 7(a)(v)(A), 7(a)(v)(C), 7(a)(iv)(A), 7(a)(iv)(D) or 7(a)(vi), the actual damages incurred by the other Party will be difficult, if not impossible, to ascertain and accordingly, have provided for the liquidated damages provided above. It is further agreed that this provision shall not be construed as a penalty, but as a bona fide attempt to establish an agreed measure of damages which a Party will suffer as a result of the termination of this Agreement pursuant to such Sections.

8. Resolution of Disputes, Binding Arbitration.

                  (a) Any dispute or Claim in respect of any adverse consequences, third party claims or otherwise arising under this Agreement, any Exhibit or the Disclosure Schedule hereto or any other Transfer Instrument or Assignment Instrument for which any Party shall seek indemnification which cannot be settled or compromised shall be resolved by the Bankruptcy Court. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to such dispute or Claim or is without jurisdiction, then within thirty (30) days of the other Parties' receipt of written notice of the subject Claim, any Party shall promptly thereafter submit the dispute for final and binding arbitration to JAMS or End-Dispute before a three-person panel of arbitrators who shall be either (i) retired federal judges, or (ii) other persons experienced in resolving commercial disputes and who are acceptable to both the Sellers and the Buyer (the "Arbitration"). Any such Arbitration shall be brought in Philadelphia, Pennsylvania. The panel of arbitrators shall be selected within twenty (20) days of submission of such dispute to Arbitration. The Parties shall use their collective best efforts to promptly schedule and conduct the hearings before such arbitrators, with a view toward concluding such arbitration proceedings not later than thirty (30) days from the first submission of the dispute to arbitration. In addition to, and not in lieu of, Arbitration as a means of dispute resolution hereunder, any Party hereto shall have the right to seek specific enforcement of this Agreement or any Exhibit, Transfer Instrument or Assignment Instrument, or other injunctive or equitable relief or remedy before any court of competent jurisdiction.

                  (b) In connection with any Arbitration pursuant to this ss.8, the arbitrators shall, as part of their award, allocate the fee of the Arbitration, including all fees of the arbitrators, the cost of any transcripts, and the parties' reasonable attorneys' fees, based upon and taking into account the arbitrators' determination of the merits and good faith of the parties' claims and defenses in the subject proceeding.

                  (c) The decision and award of the arbitrators shall be final and binding upon the parties hereto and shall be enforceable in any court of competent jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

                  (d) Any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be satisfied by the Indemnifying Party in such amount as shall be necessary to satisfy all applicable adverse consequences determined in accordance with such settlement and compromise, or by final nonappealable order or judgment of the applicable judicial or arbitration panel.

9. Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith after consultation with legal counsel is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure).

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person, including, but not limited to employees of the Sellers, other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including the documents referred to herein), the Exhibits hereto, and the Disclosure Schedule constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder.

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:                 Today's Man, Inc.
                                   835 Lancer Drive
                                   Moorestown, NJ 08057
                                   Attn: Frank E. Johnson
                                   Fax:  (856) 273-6507

Copy to:                           Blank Rome LLP
                                   One Logan Square
                                   Philadelphia, PA 19103
                                   Attn: Samuel H. Becker, Esq.
                                   Fax:  (215) 832-5527

If to the Buyer:                   Christopher's Men's Stores, Inc.
                                   90 State Street, Suite 511
                                   Albany, NY 12207
                                   Attn: Vincent Rua
                                   Fax:  (518) 689-0014

Copy to:                           Whiteman Osterman & Hanna LLP
                                   One Commerce Plaza
                                   Albany, NY 12260
                                   Attn: Charles R. Haviland, Jr., Esq.
                                   Fax:  (518) 487-7777

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. The Sellers may consent to any such amendment at any time prior to the Closing with the prior authorization of their boards of directors and the Bankruptcy Court. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                  (n) Force Majeure. No failure or omission to carry out or observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by any Party to this Agreement against another Party or be deemed to be breach of this Agreement if the same shall be caused by, arise out of or be attributable to:

                           (i) Any war, declared or not, acts of terrorism or
hostilities, or of belligerence, blockades, revolution, insurrection, riot, public disorder, or any other similar event, matter or thing, wherever occurring, which shall not be within the reasonable control of the Parties.

                           (ii) In the event of such a delay, the dates for
completion shall be extended for a period equal to the time lost by reason of delay.



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                                      -32-

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

CHRISTOPHER'S MEN'S STORES, INC.              D&L INC.



By:       /s/  Vincent Rua                    By:      /s/ Frank E. Johnson
         --------------------------                   --------------------------
         Name: Vincent Rua                             Name: Frank E. Johnson
         Title: President                             Title:  President


TODAY'S MAN, INC.



By:      /s/ Frank E. Johnson
         --------------------------
         Name: Frank E. Johnson
         Title:  Executive Vice President
                 CFO and Acting CEO


FELD & FELD, INC.



By:      /s/ Frank E. Johnson
         --------------------------
         Name:  Frank E. Johnson
         Title:  President


BENMOL, INC.



By:      /s/ Frank E. Johnson
         --------------------------
         Name:  Frank E. Johnson
         Title:  President

                                    EXHIBIT A

                          AGENCY AND LICENSE AGREEMENT

                                [to be inserted]

                                    EXHIBIT B

                               ALLOCATION SCHEDULE

                                [to be inserted]